Exhibit 23.8

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

The undersigned hereby agrees to serve as a member of the board of directors of United Financial Bancorp, Inc. (the “Company”) and hereby consents (pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”)) to the use of his name in the Company’s Registration Statement on Form S-4 filed on September 10, 2012 and all amendments, including post-effective amendments, to that Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

September 10, 2012	/s/ David J. O’Connor
Date	David J. O’Connor